Exhibit No. 11


                                    CNS, INC.

               Computation of Net Income per Share of Common Stock
                                   (unaudited)

                                                    Three months ended March 31,
                                                    ---------------------------
                                                        1997           1996
                                                    -----------     -----------

NET INCOME
  Income from continuing operations                 $ 1,321,493     $ 3,100,937
  Loss from discontinued operations                           0               0
                                                    -----------     -----------

Net income                                          $ 1,321,493     $ 3,100,937
                                                    ===========     ===========


PRIMARY EARNINGS PER SHARE:
  Weighted average number of common and common
  equivalent shares outstanding:
    Weighted average common shares outstanding       19,205,000      17,446,000
    Incentive stock options                             520,000         709,000
    Non qualified stock options                         319,000         399,000
    Warrants                                                  0          75,000
                                                    -----------     -----------

                                                     20,044,000      18,629,000
                                                    ===========     ===========

  Earnings per share from continuing operations     $       .07     $       .17
  Loss per share from discontinued  operations              .00             .00
                                                    -----------     -----------

Primary earnings per share                          $       .07     $       .17
                                                    ===========     ===========



FULLY DILUTED EARNINGS PER SHARE
  Weighted average number of common and
  common equivalent shares outstanding:
    Weighted average common shares outstanding       19,205,000      17,446,000
    Incentive stock options                             520,000         756,000
    Non qualified stock options                         319,000         426,000
    Warrants                                                  0          78,000
                                                    -----------     -----------

                                                     20,044,000      18,706,000
                                                    ===========     ===========

  Earnings per share from continuing operations     $       .07     $       .17
  Loss per share from discontinued operations               .00             .00
                                                    -----------     -----------

Fully diluted earnings per share                    $       .07     $       .17
                                                    ===========     ===========